Exhibit 10.16
2025 Unit Performance Plan -- Corporate Performance Measures and Named Executive Officer Target Variable Pay Opportunities

On December 4, 2024 the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of Eastman Chemical Company (the “Company”) approved the corporate performance measures, eligible employees (including the executive officers), and target variable pay opportunities for the 2025 Unit Performance Plan (the "UPP").

For 2025, UPP corporate performance will be measured: (i) 40% by GAAP earnings before interest and taxes, adjusted by the Committee to exclude non-core and any unusual or non-recurring items (typically the same non-core and any unusual or non-recurring items as those excluded from earnings in the non-GAAP financial measures disclosed by the Company in its public financial results disclosures) (“adjusted EBIT”); (ii) 40% by “modified operating cash flow,” defined as GAAP net cash provided by operating activities, subject to adjustment by the Committee for any unusual, non-core, or non-recurring cash sources or uses distortive of operating cash flow; and (iii) 20% by strategic measures related to safety, new business generation revenue, and engagement.

The target 2025 adjusted EBIT and operating cash flow and corresponding target UPP payout amount will be approved by the Board of Directors. The Compensation Committee will approve the 2025 UPP cash payout amount in early 2026 based upon actual adjusted EBIT, operating cash flow, and strategic measures compared to performance against the pre-set targets.

The UPP payout for the executive officers will be determined by aggregating their individual target variable pay amounts multiplied by a "performance factor" corresponding to the Committee’s evaluation of overall performance compared to pre-established organizational and personal performance objectives. For 2025, the target variable pay for performance that meets the pre-established objectives under the UPP (expressed as a percentage of annual base salary) for the principal executive officer, the principal financial officer, and the current other executive officers for whom executive compensation disclosure was provided in the Company's 2025 Annual Meeting Proxy Statement (the “named executive officers”) will be 150% for Chief Executive Officer Mark J. Costa, 100% for each of Executive Vice President and Chief Financial Officer William T. McLain, Jr., and Executive Vice President and Chief Commercial Officer Brad A. Lich, 90% for B. Travis Smith, Executive Vice President, Additives and Functional Products, Manufacturing, Worldwide Engineering & Construction, and Health, Safety and Environment, and 85% for Stephen G. Crawford, Executive Vice President, Methanolysis Operations and Worldwide Engineering & Construction Transformation.

After the end of 2025, in connection with the determination of the amount of the total UPP award available to the executive officers, the Chief Executive Officer will assess the other executives' individual performance against pre-established goals and expectations and recommend to the Compensation Committee the amounts of the individual payouts. Based on the Chief Executive Officer's assessment, the Compensation Committee will determine the UPP payouts to the executive officers for 2025 in early 2026. The Compensation Committee will review the CEO's performance against his individual financial, organizational, and strategic objectives and determine his payout for 2025 in early 2026. The UPP payouts, if any, to the CEO and other executive officers for 2025 will be disclosed in the Company's Proxy Statement for its 2026 Annual Meeting of Stockholders.